Exhibit 99.1

Universal Hospital Services, Inc. Announces 2007 Fourth Quarter and Full Year Results

EDINA, Minn.--(BUSINESS WIRE)--Universal Hospital Services, Inc., a leader in medical equipment lifecycle services, today announced financial results for the quarter and twelve months ended December 31, 2007.

Total revenues were $69.7 million for the fourth quarter of 2007, representing a $12.3 million or 21% increase from total revenues of $57.4 million for the same period of 2006. For the year, revenues increased by 17% to $264.0 million.

Net loss for the quarter was $6.6 million, compared to net loss of $1.1 million for the same quarter last year. For the year, the company reported net loss of $63.6 million versus a net income of $0.1 million for the same period of 2006. The 2007 net loss reflects charges of $50.6 million related to the acquisition of UHS by affiliates of Bear Stearns Merchant Manager III (Cayman), L.P. and management on May 31, 2007, and includes transaction and related expenses and debt extinguishment costs.

Adjusted EBITDA for 2007 increased $14.5 million, or 18% to $95.5 million from $81.0 million in 2006.

UHS will hold its quarterly conference call to discuss 2007 fourth quarter and full year results on Thursday, March 13, 2008, at 3:00 p.m. Eastern Time (2:00 p.m. Central Time).

To participate, call (800) 926-5230 and advise the operator you would like to participate in the UHS Fourth Quarter Call with Gary Blackford. A taped replay of this call will be available from 5:00 p.m. Eastern Time on March 13 through 5:00 p.m. Eastern Time on March 20 by calling (800) 633-8284; enter reservation #21376281.

UHS will also use a slide presentation to facilitate the conference call discussion. A copy of the presentation may be obtained via the company's website at www.uhs.com in the “Financials” section.

About Universal Hospital Services, Inc.

Universal Hospital Services, Inc. is a leading medical equipment lifecycle services company. UHS offers comprehensive solutions that maximize utilization, increase productivity and support optimal patient care resulting in capital and operational efficiencies. UHS currently operates through more than 75 offices, serving customers in all 50 states and the District of Columbia.

Adjusted EBITDA Reconciliation. Adjusted EBITDA is defined by the Company as EBITDA before management/board fees, financing and reorganization costs and stock-based compensation, which may not be calculated consistently among other companies applying similar reporting measures. EBITDA and Adjusted EBITDA are not intended to represent an alternative to operating income or cash flows from operating, financing or investing activities (as determined in accordance with generally accepted accounting principles ("GAAP")) as a measure of performance, and is not representative of funds available for discretionary use due to the Company's financing obligations. EBITDA is included because it is a widely accepted financial indicator used by certain investors and financial analysts to assess and compare companies and is an integral part of the Company's debt covenant calculations, and Adjusted EBITDA is included because the company's financial guidance and certain compensation plans are based upon this measure. Management believes that Adjusted EBITDA provides an important perspective on the Company's ability to service its long-term obligations, the Company's ability to fund continuing growth, and the Company's ability to continue as a going concern. A reconciliation of operating cash flows to EBITDA and Adjusted EBITDA is included below (millions).

$ in Millions	4th Quarter		YTD December
	2006	2007	2006	2007
Net Cash provided by Operating Activities	$5.3	$0.6	$48.9	$29.8
Changes in Operating Assets and Liabilities	6.4	13.3	0.7	6.7
Other and Non-Cash Expenses	(1.1)	1.4	(4.1)	(28.5)
Income Tax Expense	0.1	(4.3)	0.6	(9.7)
Interest Expense	8.1	11.3	31.6	40.2
EBITDA	18.8	22.3	77.7	38.5
Management, Board, & Strategic Fees	0.4	0.3	1.6	1.0
Gain on Sale of Minneapolis District Office	-	-	-	(0.7)
Stock Option Expense	0.5	1.1	1.7	3.7
FAS 141 Impact	-	1.2	-	2.4
Loss on Extinguishment of Debt	-	-	-	23.4
Transaction and Related Costs	-	0.1	-	27.2
Adjusted EBITDA	$19.7	$25.0	$81.0	$95.5

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Universal Hospital Services, Inc., believes statements in this presentation looking forward in time involve risks and uncertainties. The following factors, among others, could adversely affect our business, operations and financial condition causing our actual results to differ materially from those expressed in any forward-looking statements: our history of net losses and substantial interest expense; our need for substantial cash to operate and expand our business as planned; our substantial outstanding debt and debt service obligations; restrictions imposed by the terms of our debt; a decrease in the number of patients our customers are serving; our ability to effect change in the manner in which healthcare providers traditionally procure medical equipment; the absence of long-term commitments with customers; our ability to renew contracts with group purchasing organizations and integrated delivery networks; changes in reimbursement rates and policies by third-party payors; the impact of health care reform initiatives; the impact of significant regulation of the health care industry and the need to comply with those regulations; difficulties or delays in our continued expansion into certain of our businesses/geographic markets and developments of new businesses/geographic markets; additional credit risks in increasing business with home care providers and nursing homes, impacts of equipment product recalls or obsolescence; increases in vendor costs that cannot be passed through to our customers; and other Risk Factors as detailed in our annual report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

CONTACT:
Universal Hospital Services, Inc.
Rex Clevenger, 952-893-3254
Executive Vice President and Chief Financial Officer